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                                                                   Exhibit D-1.2

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Before Commissioners:    James J. Hoecker, Chairman;
                         William L. Massey, Linda Breathitt
                         and Curt Hebert, Jr.

Louisville Gas and Electric Company
Kentucky Utilities Company                        Docket No. EC00-67-000
PowerGen plc

                           ORDER AUTHORIZING MERGER

                            (Issued June 29, 2000)

     On March 24, 2000, as supplemented on April 28, 2000, Louisville Gas and Electric Company (LG&E) and Kentucky Utilities Company (KU), on behalf of themselves and their affiliates holding jurisdictional assets (collectively the LG&E Companies) and PowerGen plc (PowerGen) (collectively Applicants), submitted for filing an application pursuant to section 203 of the Federal Power Act
(FPA).(1) Applicants seek Commission authorization to effectuate a merger that will be structured as an indirect acquisition of LG&E Energy Corporation (LG&E Energy) by PowerGen.

     The Commission authorizes the transaction as consistent with the public interest. As discussed below, the Commission concludes that the transaction will not adversely affect competition, rates, or regulation.

Background
----------

     LG&E, a wholly-owned subsidiary of LG&E Energy and an exempt public utility holding company pursuant to section 3(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA),(2) is primarily engaged in the generation, transmission and distribution


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        (1) 16 U.S.C. (S) 824b (1994).
        (2) 15 U.S.C. (S) 79a, et seq. (1994).
                               ------
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Docket No. EC00-67-000                -2-


of electricity in Kentucky.(3) In addition, LG&E purchases, distributes, stores, and sells natural gas.

         KU, a wholly-owned subsidiary of LG&E Energy, is an exempt public utility holding company pursuant to section 3(a)(2) of PUHCA. KU is engaged in generating, transmitting, and selling electric energy to customers in Kentucky, Virginia, and Tennessee.

         PowerGen is an integrated gas and electric company in the United Kingdom (UK) that does not own or operate any generation, transmission, or distribution facilities in the United States.

         Pursuant to the Agreement and Plan of the Merger, an indirect wholly-owned subsidiary of PowerGen (Merger Sub) will merge with and into LG&E Energy. LG&E Energy will be the surviving entity. The relationship of LG&E Energy to its operating subsidiaries, LG&E and KU, will remain unchanged. LG&E Energy and its operating subsidiaries will retain their separate corporate status and names following the merger.

Notices and Interventions
-------------------------

         Notices of Applicants' original and supplemental filings were published in the Federal Register, 65 Fed. Reg. 19,374 and 65 Fed. Reg. 30,980 (2000) with comments, interventions, and protests due on or before May 23, 2000. Big Rivers Electric Corporation (Big Rivers), Rayburn Country Electric Cooperative, Inc. (Rayburn), East Kentucky Power Cooperative, Inc. (East Kentucky) and Tenaska, Inc. (Tenaska) filed timely motions to intervene raising no substantive issues. The Public Service Commission of the Commonwealth of Kentucky (Kentucky Commission) filed a timely notice of intervention raising no substantive issues.

         The Illinois Municipal Electric Agency (Illinois Municipal) filed a timely motion to intervene and protest. Illinois Municipal states that it owns a joint interest in the Trimble County Unit 1 generation plant (Trimble Plant) along with LG&E. Illinois Municipal requests the opportunity to discuss with LG&E the elimination of pancaked transmission rates and the potential changes in the management of the Trimble Plant as a result of the merger. In addition, Illinois Municipal is concerned about LG&E's plans


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         (3) LG&E owns 4.9 percent of the public utility, Ohio Valley Electric
Corporation, which has one wholly-owned public utility subsidiary, Indiana Kentucky Electric Corporation. Application at 8.
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Docket No. EC00-67-000                -3-

regarding compliance with the United States Environmental Protection Agency's NO(x) regulations.

         Kentucky Municipals(4) filed a timely motion to intervene and protest. Kentucky Municipals argue that KU has not explained whether it intends to seek to recover from wholesale customers any part of the costs of complying with the conditions imposed by the Kentucky Commission or any part of the increased costs that will be associated with operating utilities on different continents. Kentucky Municipals contend that KU and LG&E have established a mechanism for passing on to retail customers benefits that are achieved by the merger through the Retail Earnings Sharing Mechanism, but no such mechanism exists for wholesale customers. As a result, Kentucky Municipals argue that wholesale ratepayers are facing a prospective gap between higher rates they pay, and the lower rates offered to retail customers. Kentucky Municipals also assert that the Commission should consider whether the proposed merger may degrade the reliability and the quality of service available to wholesale customers.

         On June 8, 2000, Applicants filed a motion for leave to file an answer and an answer to the protests.

Discussion
----------

         Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. (S) 385.214 (1999), the timely, unopposed notice and motions to intervene serve to make them parties to this proceeding. We will reject Applicants' answer since it represents an impermissible answer to a protest under 18 C.F.R. (S) 385.231(a)(2) (1999).

         The Commission's Merger Policy Statement(5) provides that the Commission will generally take account of three factors in analyzing proposed mergers: (a) the effect on competition; (b) the effect on rates; and (c) the effect on regulation.


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         (4) The Kentucky Municipals include: the Electric & Water Plant Board of Frankfort, Kentucky, Berea College, the Cities of Barbourville, Bardstown, Bardwell, Benham, Corbin, Falmouth, Madisonville, Nicholasville, Paris and Providence, Kentucky.

         (5) See Inquiry Concerning the Commission's Merger Policy Under the
             ---
Federal Power Act: Policy Statement, Order No. 592, FERC Stats. & Regs.
P. 68,595 (1996), order on reconsideration, Order No. 592-A, 79 FERC P. 61,321
                   ------------------------
(1997) (Merger Policy Statement).
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Docket No. EC00-67-000                -4-

                 A.       Effect on Competition
                          ---------------------

         Applicants claim that the proposed merger raises no horizontal or vertical competitive concerns. They state that PowerGen neither owns, operates, engages in, nor supplies inputs used for, generation, transmission, or distribution of electricity in North America. Applicants therefore conclude that a competitive screen analysis is unnecessary because none of the Applicants own facilities or sell upstream input or downstream electricity products in any common geographic markets. The Commission agrees and therefore, we find that the proposed merger does not raise competitive concerns.(6)

                 B.       Effect on Rates
                          ---------------

         In the Merger Policy Statement, we explain that our concern is that the proposed transactions will not have an adverse effect on rates.(7) Applicants state that while transaction costs and an acquisition premium will be incurred as a result of the proposed merger, they commit to holding their wholesale and transmission customers harmless from these merger-related costs. Applicants further state they will not attempt to recover any of these costs through rates without first receiving specific regulatory approval to do so. Applicants also commit to the ratepayer protections established in the previous merger between LG&E and KU.(8) In light of these commitments, Applicants claim the proposed transaction will not have an adverse effect on rates. We find that these commitments constitute adequate ratepayer protection for the LG&E Companies' transmission and wholesale customers.

         Kentucky Muncipals argue that Applicants' ratepayer protection and the hold harmless commitments are inadequate. Kentucky Municipals further state that Applicants


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         (6) We note that no intervenor argues to the contrary.

         (7) Merger Policy Statement at 30,121-124.

         (8) Louisville Gas and Electric Company, et al., 82 FERC P. 61,308
                                                  -----
(1998). The following commitments detailed in the LG&E/KU merger remain in force and will not be affected by this transaction: (1) a cap on base rates for all LG&E and KU firm wholesale requirements and firm transmission customers for five years; (2) certain base rate reductions for KU's wholesale requirements customers; (3) certain reductions in fuel costs for all wholesale requirements customers; (4) waiver by KU of its right to file for changes in base rates for five years under section 205 of the FPA; and (5) sharing of certain merger-related costs savings with wholesale customers if the actual cost to achieve the merger was lower than the estimated cost.
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Docket No. EC00-67-000                -5-

have not proposed any mechanism for passing on to wholesale customers any of the benefits that are actually achieved as a result of the instant merger. Kentucky Municipals ignore the fact that the Commission's public interest test under section 203 of the FPA does not require applicants to show positive benefits of a merger. Rather, the Commission's focus has been on adequate ratepayer protection to ensure that ratepayers are protected from possible adverse effects of a merger.(9) In regard to Kentucky Municipals' concern regarding disparity between retail and wholesale rates, we note that this is not a merger-related issue.

         Illinois Municipal requests an opportunity to discuss pancaked transmission rates with LG&E. However, we do not believe Illinois Municipal's concerns are relevant in this proceeding because Applicants' transmission rates will not change as a result of the proposed merger. Furthermore, in the Midwest Independent System Operator proceedings in which LG&E and KU are members, the Commission addressed this concern by directing parties to engage in negotiations to ensure no customer pays pancaked rates.(10)

         Accordingly, we find that the proposed transaction will not have an adverse impact on rates.

                 C.       Effect on Regulation
                          --------------------

         As explained in the Merger Policy Statement, the Commission's primary concern with the effect on regulation of a proposed merger involves possible changes in the Commission's jurisdiction when a registered holding company is formed, thus invoking the jurisdiction of the Securities and Exchange Commission
(SEC). We are also concerned with the effect on state regulation where a state does not have authority to act on a merger and raises concerns about the effect on regulation.(11)

         Applicants state that PowerGen will register as a public utility holding company under PUHCA and will be subject to regulations imposed by the SEC. As a result, Applicants commit to comply with the Commission's policy regarding intra-system


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          (9) Merger Policy Statement at 30,121-124.

         (10) Midwest Independent Transmission System Operator, Inc., 84 FERC P. 61,231 at 62,169-70, order on reh'g, 85 FERC P. 61,372 at 62,420 (1996).
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         (11) Merger Policy Statement at 30,124-25.
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Docket No. ECOO-67-000                -6-

transactions for those transactions involving the sale of non-power goods and services between PowerGen, any of its subsidiaries or affiliates, and the LG&E Companies.(12)

         Applicants also state that the proposed transaction will not impair state regulation because the proposed transaction will not alter the structure of the LG&E Companies which will remain subject to the appropriate state regulatory commissions for retail activities.

         When a public utility is acquired by another company, whether a domestic company or a foreign company, the Commission's ability to adequately protect public utility ratepayers against inappropriate cross-subsidization may be impaired absent access to the parent company's books and records. Section 301(c) of the FPA gives the Commission authority to examine the books and records of any person who controls, directly or indirectly, a jurisdictional public utility insofar as the books and records relate to transactions with or the business of such public utility.(13) In this case, PowerGen has committed to make available upon request by the Commission all publicly available financial information and related books and records. Moreover, PowerGen will make available upon request information necessary to support the pricing for the sale of goods and services between the PowerGen system of companies and the LG&E Companies. We construe this commitment as agreeing to provide the Commission access to all books and records within the lawful scope of section 301(c) of the
          ---
FPA and our approval of the proposed acquisition is based on this understanding.(14)

         Accordingly, in light of the facts stated above, we are satisfied that the proposed transaction will not have an adverse effect on regulation.

                 D.       Accounting Issues
                          -----------------

         The application indicates that the merger will be recorded using the purchase method of accounting. Since the proposed merger is occurring at the non-jurisdictional holding company level and Applicants do not propose any changes to the books and records of the LG&E Companies, we have no objection to Applicants' proposed merger accounting.


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         (12) See Application at 23.
              ---

         (13) Section 301(c) of the FPA, 16 U.S.C. (S) 825(c) (1994).

         (14) PaciflCorp, 87 FERCP. 61,288 at 62,152-53 (1999).
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Docket No. ECOO-67-000                -7-

         Since the proposed merger will not have any impact on the books and records of the jurisdictional subsidiaries, we will not require Applicants to submit their proposed merger accounting. However, in the event that the proposed merger should affect the books and records of the LG&E Companies, Applicants should promptly notify the Commission and provide a full explanation of any proposed adjustments.

                 E.       Other Issues
                          ------------

         In response to the concerns raised by Illinois Municipal, Illinois Municipal has not demonstrated how the proposed merger, and the possible management changes would adversely affect the current agreements between Illinois Municipal and LG&E related to the Trimble Plant. Furthermore, we note that this is not the appropriate forum to address concerns about the Trimble Plant management and compliance with the NO(x) regulations.

         Kentucky Municipals raise concerns about the effect of the merger on reliability and quality of service. Specifically, they are concerned that the proposed merger may degrade the reliability and the quality of service to wholesale customers after the merger. Kentucky Municipals offers no compelling arguments to suggest that electric reliability or quality of service would be degraded by the proposed merger.

The Commission orders:
---------------------

         (A) The proposed transaction is hereby authorized as discussed in the body of this order.

         (B) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates, or determinations of cost or any other matter whatsoever now pending or which may come before the Commission.

         (C) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost of any valuation of property claimed or asserted.

         (D) The Commission retains authority under sections 203(b) and 309 of the FPA to issue supplemental orders as appropriate.

         (E) Applicants must promptly inform the Commission of any change in the circumstances that would reflect a departure from the facts the Commission has relied upon in approving the merger accounting.
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Docket No. ECOO-67-000                -8-

         (F) Applicants shall advise the Commission within 10 days of the date on which the transaction is consummated.


By the Commission.

(SEAL)

                                           /s/ Linwood A. Watson, Jr.
                                               Linwood A. Watson, Jr.,
                                               Acting Secretary.